Exhibit 10.2

FORM OF PROMISSORY NOTE A-1

October __,	2026 U.S. $3,240,000.00

FOR VALUE RECEIVED, HCW Biologics Inc., a Delaware corporation (“Borrower”), promises to pay to Streeterville Capital, LLC, a Utah limited liability company (“Lender”), $3,240,000.00 and any interest, fees, charges, and late fees accrued hereunder on the date that is twenty-four (24) months after the Purchase Price Date (the “Maturity Date”) in accordance with the terms set forth herein and to pay interest on the Outstanding Balance at the rate of eight percent (8%) per annum from the Purchase Price Date until the same is paid in full. All interest calculations hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months, shall compound daily and shall be payable in accordance with the terms of this Note. This Promissory Note A-1 (this “Note”) is issued and made effective as of October __, 2026 (the “Effective Date”). This Note is issued pursuant to that certain Notes Purchase Agreement dated October __, 2026, by and between Borrower and Lender (the “Purchase Agreement”). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference.

This Note carries an original issue discount of $240,000.00 (the “OID”). In addition, Borrower agrees to pay $30,000.00 to Lender to cover Lender’s legal, accounting and due diligence expenses incurred in connection with the purchase and sale of this Note (the “Transaction Expense Amount”). The OID is included in the initial principal balance of this Note and is deemed to be fully earned and non-refundable as of the Purchase Price Date. The Transaction Expense Amount shall be deducted from the Purchase Price payable to Borrower at closing and is deemed to be fully earned and non-refundable as of the Purchase Price Date. The purchase price for this Note shall be $3,000,000.00 (the “Purchase Price”), computed as follows: $3,240,000.00 original principal balance, less the OID; provided that the Transaction Expense Amount shall be deducted from the Purchase Price such that the net amount delivered to Borrower at closing shall be $2,970,000.00.

1. Payment; Prepayment.

1.1. Payment. All payments owing hereunder shall be in lawful money of the United States of America and delivered to Lender at the address or bank account furnished by Lender to Borrower for that purpose. All payments shall be applied first to (a) Lender’s reasonable costs of collection required to be paid by Borrower hereunder, if any, then to (b) fees and charges required to be paid by Borrower hereunder, if any, then to (c) accrued and unpaid interest, and thereafter, to (d) principal.

1.2. Prepayment. Borrower may pay all or any portion of the Outstanding Balance earlier than it is due. If Borrower exercises its right to prepay this Note, Borrower shall make payment to Lender of an amount in cash equal to one hundred ten percent (110%) multiplied by the portion of the Outstanding Balance Borrower elects to prepay. Early payments of less than all principal, fees and interest outstanding will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s remaining obligations hereunder.

2. Monitoring Fee. In the event this Note is outstanding on the ninetieth (90th) day anniversary of the Purchase Price Date (the “Monitoring Fee Date”), then Borrower will be charged a one-time fee to cover Lender’s accounting, legal and other costs incurred in monitoring this Note equal to the Outstanding Balance divided by .85 less the Outstanding Balance (the “Monitoring Fee”). The Monitoring Fee will be automatically added to the Outstanding Balance on the Monitoring Fee Date. By way of example only, if the Outstanding Balance on the Monitoring Fee Date were $1,000,000.00, then the Monitoring Fee added to the Outstanding Balance would be $176,471.00 ($1,000,000.00/.85 - $1,000,000.00). Notwithstanding the foregoing, the Monitoring Fee and interest accrued on the Monitoring Fee will be forgiven, on a pro rata basis, each time Borrower makes a cash payment hereunder if on the date of such payment any of the following conditions is true: (a) the twenty (20) day median dollar trading volume of the Common Shares is less than $2,000,000.00; (b) the closing bid price for the Common Shares is less than $30.00 for each of the last thirty (30) Trading Days; or (c) Borrower is in the delisting protocol with Nasdaq.

3. Guaranty. Borrower’s obligations under this Note are guaranteed by the Guaranty (as defined in the Purchase Agreement).

4. Redemptions

4.1. Monthly Redemptions. Beginning on the six (6) month anniversary of the Purchase Price Date, Lender shall have the right, exercisable at any time in its sole and absolute discretion, to redeem up to the Maximum Monthly Redemption Amount (such amount, the “Redemption Amount”) per calendar month by providing written notice to Borrower (each, a “Redemption Notice”). The foregoing Maximum Monthly Redemption Amount will be aggregated with redemptions submitted under all other A Notes (as defined in the Purchase Agreement). For the avoidance of doubt, Lender may submit to Borrower one (1) or more Redemption Notices in any given calendar month. Upon receipt of a Redemption Notice, Borrower shall pay the applicable Redemption Amount to Lender in immediately available funds within two (2) Trading Days.

4.2. Limited Redemptions. Beginning on the six (6) month anniversary of the Purchase Price Date, if at any time thereafter a Limited Redemption Event occurs, Lender shall have the right to submit a redemption notice to Borrower in an amount up to the Maximum Limited Redemption Amount at any time during the applicable Limited Redemption Window (“Limited Redemptions”). The Maximum Limited Redemption Amount will be aggregated with Limited Redemptions made under any other outstanding Note (as defined in the Purchase Agreement). Borrower must pay the applicable Limited Redemption amount to Lender in immediately available funds within two (2) Trading Days of delivery of the applicable redemption notice.

5. Trigger Events; Defaults; Remedies.

5.1. Trigger Events. The following are trigger events under this Note (each, a “Trigger Event”): (a) Borrower fails to pay any principal, interest, fees, charges, or any other amount when due and payable hereunder; (b) a receiver, trustee or other similar official shall be appointed over Borrower and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; (c) Borrower becomes insolvent; (d) Borrower makes a general assignment for the benefit of creditors; (e) Borrower or HCWB Holdings files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (f) an involuntary bankruptcy proceeding is commenced or filed against Borrower and such proceeding shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; (g) Borrower fails to observe or perform any covenant set forth in Section 4 of the Purchase Agreement; (h) the occurrence of a Fundamental Transaction without Lender’s prior written consent unless Lender will receive payment in full of this Note upon consummation of such transaction; (i) Borrower defaults or otherwise fails to observe or perform in any material respect any covenant, obligation, condition or agreement contained herein or in any other Transaction Document (as defined in the Purchase Agreement), other than those specifically set forth in this Section 5.1 and Section 4 of the Purchase Agreement; (j) any representation, warranty or other statement made or furnished by or on behalf of Borrower to Lender herein, in any Transaction Document, or otherwise in connection with the issuance of this Note is false, incorrect, incomplete or misleading in any material respect when made or furnished; (k) Borrower effectuates a reverse split of its Common Shares without twenty (20) Trading Days prior written notice to Lender; (l) any money judgment, writ or similar process is entered or filed against Borrower or any subsidiary of Borrower or any of its property or other assets for more than $250,000.00, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) calendar days unless otherwise consented to by Lender; and (m) Borrower breaches in any material respect any covenant or other term or condition contained in any Other Agreements.

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5.2. Trigger Event Remedies. At any time following the occurrence of any Trigger Event, Lender may, at its option, increase the Outstanding Balance by applying the Trigger Effect (subject to the limitation set forth below).

5.3. Defaults. At any time following the occurrence of a Trigger Event, Lender may, at its option, send written notice to Borrower demanding that Borrower cure such Trigger Event within five (5) Trading Days. If Borrower fails to cure the Trigger Event within the required five (5) Trading Day cure period, the Trigger Event will automatically become an event of default hereunder (an “Event of Default”).

5.4. Default Remedies. At any time and from time to time following the occurrence of any Event of Default, Lender may accelerate this Note by written notice to Borrower, with the Outstanding Balance becoming immediately due and payable in cash at the Mandatory Default Amount. Notwithstanding the foregoing, upon the occurrence of any Trigger Event described in clauses 5.1(b) - 5.1(f), an Event of Default will be deemed to have occurred and the Outstanding Balance as of the date of the occurrence of such Trigger Event shall become immediately and automatically due and payable in cash at the Mandatory Default Amount, without any written notice required by Lender for the Trigger Event to become an Event of Default. At any time following the occurrence of any Event of Default, upon written notice given by Lender to Borrower, interest shall accrue on the Outstanding Balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of fifteen percent (15%) per annum or the maximum rate permitted under applicable law (“Default Interest”). In connection with acceleration described herein, Lender need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and Lender may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Lender at any time prior to payment hereunder and Lender shall have all rights as a holder of the Note until such time, if any, as Lender receives full payment pursuant to this Section 5.4. No such rescission or annulment shall affect any subsequent Trigger Event or Event of Default or impair any right consequent thereon. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity.

6. Unconditional Obligation; No Offset. Borrower acknowledges that this Note is an unconditional, valid, binding and enforceable obligation of Borrower not subject to offset or deduction. Borrower hereby waives any rights of offset it now has or may have hereafter against Lender, its successors and assigns, and agrees to make the payments called for herein in accordance with the terms of this Note.

7. Waiver. No waiver of any provision of this Note shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

8. Opinion of Counsel. In the event that an opinion of counsel is needed for any matter related to this Note, Lender has the right to have any such opinion provided by its counsel.

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9. Governing Law; Venue. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

10. Arbitration of Disputes. Any dispute regarding this Note will be subject to the Arbitration Provisions (as defined in the Purchase Agreement) set forth as an exhibit to the Purchase Agreement.

11. Cancellation. After repayment of the entire Outstanding Balance, this Note shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

12. Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Note.

13. Assignments. Borrower may not assign this Note without the prior written consent of Lender. This Note may be offered, sold, assigned or transferred by Lender to any of its affiliates without the consent of Borrower.

14. Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Purchase Agreement titled “Notices.”

15. Liquidated Damages. Lender and Borrower agree that in the event Borrower fails to comply with any of the terms or provisions of this Note, Lender’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Lender and Borrower agree that any fees, balance adjustments, Default Interest or other charges assessed under this Note are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages.

16. Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of Borrower and Lender to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

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IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the Effective Date.

BORROWER:
HCW Biologics Inc.

By:
Hing C. Wong, Chief Executive Officer

ACKNOWLEDGED, ACCEPTED AND AGREED:

LENDER:
Streeterville Capital, LLC

By:
John Fife, President

[Signature Page to Promissory Note A-1]

ATTACHMENT 1

DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings:

A1. “Common Shares” means shares of Borrower’s common stock, $0.0001 par value per share.

A2. “Fundamental Transaction” means that (a) (i) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not Borrower or any of its subsidiaries is the surviving corporation) any other person or entity, (ii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective assets to any other person or entity, (iii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than fifty percent (50%) of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), (iv) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than fifty percent (50%) of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), (v) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify the Common Shares or preferred stock, other than an increase in the number of authorized Common Shares or preferred stock, (vi) Borrower transfers any material asset to any subsidiary, affiliate, person or entity under common ownership or control with Borrower, or (vii) Borrower pays or makes any monetary or non-monetary dividend or distribution to its shareholders; or (b) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act (as defined in the Purchase Agreement) and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than fifty percent (50%) of the aggregate ordinary voting power represented by issued and outstanding voting stock of Borrower. For the avoidance of doubt, Borrower or any of its subsidiaries entering into a definitive agreement that contemplates a Fundamental Transaction will be deemed to be a Fundamental Transaction unless such agreement contains a closing condition that this Note is repaid in full upon consummation of the transaction; and, notwithstanding anything herein to the contrary, no event or transaction shall be deemed a Fundamental Transaction if the definitive agreement(s) with respect to such event or transaction contain such a closing condition.

A3. “Limited Redemption Event” means that on any given Trading Day, the Common Shares trade at a price that is at least fifteen percent (15%) greater than the Nasdaq Minimum Price for such Trading Day.

A4. “Limited Redemption Window” means the period beginning on the date a Limited Redemption Event occurs and ending on the date that is five (5) Trading Days after the date the Limited Redemption Event occurs. For the avoidance of doubt, more than one (1) Limited Redemption Window may be open at the same time.

A5. “Major Trigger Event” means any Trigger Event occurring under Sections 5.1(a) - 5.1(i).

A6. “Mandatory Default Amount” means the Outstanding Balance following the application of the Trigger Effect.

A7. “Maximum Limited Redemption Amount” means the greater of (a) $50,000.00, and (b) eight percent (8%) of the cumulative dollar trading volume on the Trading Day that a Limited Redemption Event occurs; measured as the cumulative dollar trading volume on all exchanges beginning at 4:01 PM Eastern Time on the Trading Day before the occurrence of the Limited Redemption Event and ending at 4:00 PM Eastern Time on the Trading Day during which the Limited Redemption Event occurs.

A8. “Maximum Monthly Redemption Amount” means $125,000.00.

A9. “Minor Trigger Event” means any Trigger Event that is not a Major Trigger Event.

A10. “Nasdaq Minimum Price” means the Minimum Price as defined in Nasdaq Listing Rule 5635(d).

A11. “Other Agreements” means, collectively, (a) all existing and future agreements and instruments between, among or by Borrower (or an affiliate), on the one hand, and Lender (or an affiliate), on the other hand, and (b) any financing or other material agreement.

A12. “Outstanding Balance” means as of any date of determination, the Purchase Price, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, offset, or otherwise, plus the OID, accrued but unpaid interest (including Default Interest), collection and enforcements costs (including attorneys’ fees) incurred by Lender, transfer, stamp, issuance and similar taxes and fees incurred under this Note.

A13. “Purchase Price Date” means the date the Purchase Price is delivered by Lender to Borrower.

A14. “Trading Day” means any day on which Borrower’s principal trading market (or such other principal market for the Common Shares) is open for trading.

A15. “Trigger Effect” means multiplying the Outstanding Balance as of the date the applicable Trigger Event occurred by (a) ten percent (10%) for one or more Major Trigger Event(s), or (b) five percent (5%) for one or more Minor Trigger Event(s), and then adding the resulting product to the Outstanding Balance as of the date the applicable Trigger Event occurred, with the sum of the foregoing then becoming the Outstanding Balance under this Note as of the date the applicable Trigger Event occurred; provided that the Trigger Effect shall not include cumulative Trigger Events derived from the same event or occurrence and the Trigger Effect may only be applied three (3) times hereunder with respect to Major Trigger Events and three (3) times hereunder with respect to Minor Trigger Events.